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SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

Intrusion Inc.
(Name of Registrant as Specified In Its Charter)

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1101 East Arapaho Road
Richardson, Texas 75081
(972) 234-6400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held March 18, 2004

To the Stockholders of
    Intrusion Inc.:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of Intrusion Inc. (the "Company") will be held at the Radisson Hotel, Dallas North at Richardson, 1981 North Central Expressway, Richardson, Texas, at 10:00 A.M., Local Time, on Thursday, March 18, 2004, for the following purposes:

        (1)   To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a four-for-one (4:1) reverse stock split of the Company's common stock; and

        (2)   To transact such other business as may properly come before the Meeting or any adjournments thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the Meeting and at any adjournment thereof is February 10, 2004. A list of stockholders entitled to vote at the Meeting will be available for inspection at the offices of the Company.

        All stockholders are cordially invited to attend the Meeting in person. Stockholders are urged, whether or not they plan to attend the Meeting, to complete, date and sign the enclosed Proxy and return it promptly in the enclosed postage prepaid envelope. Your Proxy may be revoked at any time prior to the Meeting. If you decide to attend the Meeting and wish to change your Proxy vote, you may do so by voting in person at the Meeting.

                      By Order of the Board of Directors

                      G. WARD PAXTON
                       Chairman, President and Chief Executive Officer

Richardson, Texas
February 19, 2004

INTRUSION INC.
1101 East Arapaho Road
Richardson, Texas 75081

PROXY STATEMENT
for
SPECIAL MEETING OF STOCKHOLDERS
To be Held March 18, 2004

SOLICITATION AND REVOCABILITY OF PROXIES

        The enclosed proxy (the "Proxy") is being solicited on behalf of the Board of Directors (the "Board") of Intrusion Inc. (the "Company") for use at a Special Meeting of Stockholders (the "Meeting") to be held at the Radisson Hotel, Dallas North at Richardson, 1981 North Central Expressway, Richardson, Texas, at 10:00 A.M., Local Time, on Thursday, March 18, 2004, or at such other time and place to which the Meeting may be adjourned. Proxies, together with copies of this Proxy Statement, are being mailed to stockholders of record on or about February 19, 2004.

        Execution and return of the enclosed Proxy will not affect a stockholder's right to attend the Meeting and to vote in person. Any stockholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy or by voting the shares in person at the Meeting. If you attend the Meeting and vote in person by ballot, your Proxy will be revoked automatically and only your vote at the Meeting will be counted. A Proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, Proxies will be voted "FOR" the proposal to amend the Company's Amended and Restated Certificate of Incorporation to effect a four-for-one (4:1) reverse stock split of the Company's Common Stock, and in accordance with the best judgment of the persons named in the Proxy on all other matters that may properly come before the Meeting.

RECORD DATE AND VOTING SECURITIES

        Only stockholders of record at the close of business on February 10, 2004, are entitled to notice of, and to vote at, the Meeting. The stock transfer books of the Company will remain open between the record date and the date of the Meeting. A list of stockholders entitled to vote at the Meeting will be available for inspection at the executive offices of the Company. On February 10, 2004, the Company had 20,650,425 outstanding shares of Common Stock, $0.01 par value (the "Common Stock"), which is the only class of its capital stock outstanding. In addition, under the rules of the Nasdaq Stock Market, brokers who hold stock in street name have the authority to vote on certain routine matters when they have not received instructions from beneficial owners.

QUORUM AND VOTING

        The presence at the Meeting, in person or by Proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum. For each share held, holders of Common Stock are entitled to one vote on each matter to be voted on at the Meeting including the election of directors. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, present in person or by Proxy, is required for the approval of each matter submitted to the Meeting.

        All votes will be tabulated by the inspector of election appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on matters presented at the Meeting and will have the same effect as negative votes whereas broker non-votes will not be counted for purposes of determining whether a matter has been approved.

PROPOSAL ONE
AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A FOUR-FOR-ONE (4:1) REVERSE STOCK SPLIT

General

        On January 19, 2004, the Board approved, recommended and declared the advisability of, and is submitting to the Company's stockholders for their approval of, an amendment to Article Four of the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the shares of Common Stock of the Company at a four-for-one (4:1) ratio. As a result of the reverse stock split, each holder of four (4) shares of the Company's Common Stock immediately prior to the effectiveness of the reverse stock split would become the holder of one (1) share of the Company's Common Stock.

        If the stockholders approve the reverse stock split at the Meeting, no further action on the part of the stockholders will be required to either effect or abandon the reverse stock split. The reverse stock split would become effective when and if the Certificate of Amendment to the Company's Amended and Restated Certificate of Incorporation attached hereto as Appendix A is filed with the Secretary of State with the State of Delaware or at such later time determined by the Board. The Company will notify its stockholders of the effectiveness of the reverse stock split by issuing a press release. Although the Board anticipates that the reverse stock split will be effective March 29, 2004, the Board reserves the right, even if the Company receives stockholder approval at the Meeting, to elect not to file, or to delay the filing of, the Certificate of Amendment, or delay the effectiveness of the reverse stock split if the Board, in its sole discretion, determines that implementing a reverse stock split is no longer in the best interests of the Company and its stockholders.

        The reverse stock split, if implemented, would reduce the number of outstanding shares of Common Stock by 75% but will not change the number of authorized shares of Common Stock or preferred stock, par value $0.01 per share (the "Preferred Stock"), or the par value of the Company's Common Stock or Preferred Stock. If the Board decides not to effect the reverse stock split and the minimum bid price of the Common Stock is not at least $1.00, on April 2, 2004, the Company will not be in compliance with Nasdaq requirements, and the Common Stock would likely be delisted from The Nasdaq SmallCap Market. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of Common Stock outstanding immediately prior to the reverse stock split as such stockholder held immediately prior to the split.

Purpose

        As of February 10, 2004, the Company had 20,650,425 shares of Common Stock outstanding, and the last reported sale price on The Nasdaq SmallCap Market was $0.89, resulting in an aggregate market capitalization of approximately $18,378,878.

        The purpose of the reverse stock split is to increase the per share market price of the Company's Common Stock in order to maintain the listing of the Common Stock on The Nasdaq SmallCap Market The continued listing requirements of The Nasdaq SmallCap Market require, among other things, that the Common Stock maintain a minimum bid price of at least $1.00 per share. The Company is currently subject to a possible delisting by Nasdaq for failure to meet this requirement, and the current listing of the Company's Common Stock on The Nasdaq SmallCap Market is subject to a series of exceptions granted by a Nasdaq Listing Qualifications Panel on January 16, 2004. One of the exceptions requires the Company to file a proxy statement by March 1, 2004 evidencing the Company's intent to effect a reverse split of the Common Stock. The Board does intend to effect the reverse stock split but likely will not effect the reverse stock split if it believes that a decrease in the number of shares outstanding is unlikely to improve the trading price for the Company's Common Stock and, therefore, would not improve the likelihood that the Company will be allowed to maintain its listing on The Nasdaq SmallCap Market. Assuming stockholder approval of this Proposal One, the reverse stock split will be effected at a four-for-one (4:1) ratio. In determining the ratio of the reverse stock split, the Board assessed numerous factors including, analysis of the Company's financial results for the most recent fiscal year of the Company and general economic conditions, and placed emphasis on the current range of closing prices of the Common Stock.

History of Nasdaq Delisting

        On August 12, 2002, Nasdaq notified the Company that the Company's Common Stock had not maintained the required minimum bid price per share for continued inclusion on The Nasdaq National Market and was granted a 90-day extension until November 11, 2002 to regain compliance. The Company failed to remedy the deficiency and, on November 4, 2002, filed an application to transfer the listing of its Common Stock from The Nasdaq National Market to The Nasdaq SmallCap Market. The Company's Common Stock began trading on The Nasdaq SmallCap Market on December 4, 2002. In accordance with Nasdaq rules, the Company was granted the remainder of a 180-day grace period afforded to Nasdaq SmallCap issuers, which expired on February 10, 2003. At that time, the Company was granted an additional 180-day grace period to remedy the bid price deficiency which expired on August 7, 2003, after which, Nasdaq granted the Company a final 90-day extension through November 5, 2003 to regain compliance. On November 6, 2003, the Company received a delisting notice from Nasdaq stating that the Company's Common Stock would be delisted at the close of business on November 17, 2003 because the Company had not regained compliance with the minimum $1.00 bid price per share requirement.

        On November 13, 2003, the Company appealed Nasdaq's delisting determination and presented its appeal on December 18, 2003 to a Nasdaq Listing Qualifications Panel. On January 16, 2004, the Listing Qualifications Panel determined that the Company had presented a definitive plan for compliance with continued listing requirements and continued the listing of the Company's Common Stock as a conditional listing (which added the letter "C" to the end of its trading symbol) pursuant to a series of exceptions: (1) seeking stockholder approval in a public filing with the Securities and Exchange Commission (the "SEC") and Nasdaq for a reverse split to satisfy the $1.00 minimum bid price requirement; (2) demonstrating a closing bid price of at least $1.00 per share by April 2, 2004 and maintaining the same for a minimum of ten consecutive trading days thereafter; (3) on or before March 30, 2004, filing its annual report on Form 10-K with the SEC and Nasdaq evidencing stockholders' equity of at least $2.5 million; and (4) or before May 15, 2004, filing its quarterly report on Form 10-Q for the quarter ending March 31, 2004 with the SEC and Nasdaq evidencing stockholders' equity of at least $2.5 million.

Reasons for Reverse Stock Split

        The Board has determined that the continued listing of the Common Stock on The Nasdaq SmallCap Market is in the best interests of the Company and its stockholders. Inclusion in The Nasdaq SmallCap Market provides for liquidity and may potentially reduce the spread between the "bid" and "asked" prices quoted by market makers. Further, although there can be no assurance, a listing on The Nasdaq SmallCap Market may enhance the Company's access to capital and increase its flexibility in responding to anticipated capital requirements. The Company believes that prospective investors will view an investment in it more favorably if its shares continue to be listed on The Nasdaq SmallCap Market.

        If the Company is unable to maintain its listing on The Nasdaq SmallCap Market, its Common Stock would likely be traded on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Because these alternatives are considered to be less efficient markets, the price and liquidity of the Company's Common Stock, the Company's ability to obtain additional financing and its general business reputation may be adversely affected.

        In addition, if the Common Stock is not listed on The Nasdaq SmallCap Market and the trading price of the Common Stock were to remain below $1.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, a non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). In such event, the additional burdens imposed upon broker-dealers to effect transactions in the Common Stock could further limit the market liquidity of the Common Stock and the ability of investors to trade their shares of Common Stock.

        The Company also believes that the current per share price level of the Common Stock has reduced the effective marketability of the Company's shares of Common Stock because of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients. Certain investors view low-priced stock as speculative and unattractive, although certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stock. Such policies and practices pertain to the payment of brokers commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint.

        Finally, because brokerage commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase the Common Stock at its current low share price.

        Based on these reasons, the Company believes that the reverse stock split is in the best interests of the Company and its stockholders. If Proposal One is authorized by the stockholders, the Board will have the discretion to implement the reverse stock split at the time determined by the Board or effect no reverse stock split at all. If the trading price of the Company's Common Stock increases without a reverse stock split, the reverse stock split would not be necessary.

Certain Risks Associated with the Reverse Stock Split

        There can be no assurance that the reverse stock split will have the desired consequences. Specifically, there can be no assurance that, before the effectiveness of the reverse stock split, the market price of the Company will not decrease to a price requiring a ratio greater than four-for-one (4:1) or that, after the reverse stock split, the market price of the Common Stock will increase by a multiple equal to the ratio of the reverse stock split or result in the sustained increase in the market price which is required to regain and maintain compliance with the continued listing requirements of The Nasdaq SmallCap Market. In particular, stockholders are advised that in order to comply with the conditions on compliance imposed by the Nasdaq Listing Qualifications Panel, the Company's Common Stock must have a closing bid price of at least $1.00 per share by April 2, 2004 and maintain the same for a minimum of ten consecutive trading days thereafter. Nasdaq may also require that the Company's Common Stock maintain a bid price of a least $1.00 for a period longer than ten days in order to evidence the Company's ability to achieve long-term compliance with the minimum bid price requirement.

        Moreover, Nasdaq has broad authority to determine compliance and continued listing on the Nasdaq SmallCap Market. Therefore, even if the Company is able to satisfy the minimum bid price requirement, there can be no assurance that it will be able to remain in compliance with all of Nasdaq's continued listing requirements in the future. As described above, one of Nasdaq's conditions to the extension of the Company's listing on The Nasdaq SmallCap Market is that the Company has stockholders' equity of at least $2,500,000 as of December 31, 2003 and March 31, 2004. The Company believes that it will have sufficient stockholders' equity as of December 31, 2003; however, it anticipates that as a result of its continued operating losses and net operating cash flows, it will not have $2,500,000 in stockholders' equity as of March 31, 2004, unless it is able to obtain additional financing. Although its actively pursuing additional sources of capital, the Company may not be able to secure additional equity financing on acceptable terms or at all. As a result, the Company may not be able to operate or grow its business, pay its expenses when due or fund its other liquidity needs, and its Common Stock still could be subject to delisting by Nasdaq.

        In addition, the total market capitalization of the Company's Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split. In the future, if a price of a share of the Company's Common Stock declines after the reverse stock split, this will have a detrimental impact on the Company's market capitalization, the market value of the Company's public float and the value of shares of Common Stock. Furthermore, if the market price of a share of the Company's Common Stock decreases after the reverse stock split, the percentage decline as an absolute number and as a percentage of the overall market capitalization of the Company may be greater than what would have occurred in the absence of the reverse stock split.

        Although the Company believes that the above risks are outweighed by the benefits of the continued listing of its Common Stock on The Nasdaq SmallCap Market and that the reverse stock split would not have a detrimental effect on the total value of the Common Stock, there can be no assurance that the total value of the Common Stock after the split will be the same as before the split. In addition, the reverse stock split may have the effect of creating odd lots of stock for some stockholders which may be more difficult to sell or have higher brokerage commissions associated with their sale.

Effects of the Reverse Stock Split

        Pursuant to the reverse stock split, every four (4) shares of Common Stock, par value $0.01 per share, outstanding immediately prior to the effectiveness of the reverse stock split, will be combined into one (1) share of Common Stock, par value $0.01 per share, outstanding after consummation of the reverse stock split. Although the number of authorized shares of Common Stock will not change as a result of the reverse stock split, the number of shares of Common Stock issued and outstanding will be reduced to a number that will be approximately equal to the number of Common Shares issued and outstanding immediately prior to the effectiveness of the reverse stock split, adjusted in accordance with the ratio of the reverse stock split. Based on the 20,650,425 shares of Common Stock outstanding as of February 10, 2004 and assuming no additional shares of Common Stock are issued by the Company prior to the effectiveness of the reverse stock split, as a result of the reverse stock split:

  •
  approximately 5,162,606 shares of Common Stock would be outstanding, representing a 75% reduction in the number of outstanding shares of outstanding Common Stock;

  •
  approximately 916,865 shares of Common Stock would be authorized and reserved for issuance by the Company, consisting of 373,912 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options, 463,046 shares of Common Stock reserved for future issuance pursuant to the Company's option plans, and 79,907 shares of Common Stock reserved for issuance under the Company's employee stock purchase plan; and

  •
  approximately 73,920,529 shares of Common Stock would be authorized, unreserved and available for issuance by the Company.

        With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of Common Stock prior and subsequent to the reverse stock split will remain the same. After the effectiveness of the reverse stock split, it is not anticipated that the financial condition of the Company, the percentage ownership of management, the number of the Company's stockholders, or any aspect of the Company's business would materially change as a result of the reverse stock split. All outstanding options and their respective exercise prices will be appropriately adjusted, as required by their terms, for the reverse stock split automatically upon the effectiveness thereof. Except for changes as a result of the treatment of fractional shares, the reverse stock split will affect all stockholders and option holders in the same manner and will not affect any stockholder's proportionate equity interest in the Company. Following the reverse stock split, each share of Common Stock will entitle the holder thereof to one vote per share.

        If approved and effected by the Board of Directors, the reverse stock split will result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

        The Common Stock is currently registered under Section 12(g) of the Exchange Act, and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Common Stock under the Exchange Act.

Authorized Shares

        The Company is currently authorized to issue a maximum of 80,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. There are no shares of Preferred Stock issued or outstanding. As a result, the authorized Preferred Stock will not change in connection with the reverse stock split. However, the reverse stock split will reduce the amount of issued and outstanding shares of the Common Stock while the authorized number of shares of Common Stock will remain the same. Therefore, the proportion of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding based on the four-for-one (4:1) ratio. Authorized but unissued shares of Common Stock and Preferred Stock will be available for issuance, and the Company may issue such shares, in financings or otherwise. If the Company issues additional shares, the ownership interest of the Company's stockholders may be diluted. Although it is currently pursuing additional equity financing in which authorized but unissued shares of Common Stock or Preferred Stock would be issued, the Company has no current plans, proposals or arrangements to issue any of the available shares, other than in connection with option exercises under the Company's option plans and purchases of stock under the Company's employee stock purchase plan.

No Fractional Shares

        The Company will not issue any fractional share certificates in connection with the reverse stock split. Instead, the Company will round up any fraction to the nearest whole share. As a result, each stockholder whose shares of Common Stock are not evenly divisible by four (4) will receive one (1) additional share of common stock for the fractional shares of Common Stock that such stockholder would otherwise be entitled to receive as a result of the reverse stock split. For example, a person holding 50 shares of common stock prior to the reverse stock split would be entitled to receive 12.5 shares of common stock after the reverse stock split. Because the Company is not issuing fractional shares, such stockholder will hold 13 shares after the reverse stock split.

Effective Time of the Reverse Stock Split

        The reverse stock split, if approved by the Company's stockholders, will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, or at such later date determined by the Board of Directors. The Company expects to make such filing shortly after the Meeting but that the reverse stock split will not be effective until March 29, 2004, assuming the stockholders approve the reverse stock split and the Board does not decide to delay or abandon the reverse stock split. However, the exact timing of the filing of the Certificate of Amendment and the effectiveness of the reverse stock split will be determined by the Board based upon its evaluation as to when such actions will be most advantageous to the Company and its stockholders. Notwithstanding stockholder approval and without any further action on the part of the stockholders, the Board reserves the right to elect not to proceed with the reverse stock split if, at any time prior to filing the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of the Company and its stockholders.

Exchange of Certificates

        As soon as practicable after the reverse stock split becomes effective, the Company will notify holders of record of Common Stock, mail them transmittal forms to exchange their certificates and request them to surrender their stock certificates for new stock certificates representing the number of whole shares of Common Stock into which their shares have been converted as a result of the reverse stock split. Instructions specifying other details of the exchange will accompany the transmittal forms. Upon receipt of a transmittal form, each stockholder should surrender the certificates evidencing shares of Common Stock prior to the reverse stock split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates evidencing the number of shares of Common Stock that such stockholder holds as a result of the reverse stock split. Until the old certificates are surrendered, each current certificate representing shares of common stock will evidence ownership of common stock in the reduced number of shares. The effectiveness of the reverse stock split will not be affected by the timing of the physical surrender of old stock certificates. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

        The Company intends to use Mellon Investor Services LLC as its exchange agent in effecting the exchange of certificates following the effectiveness of the reverse stock split. Stockholders will not be required to pay any transfer fee or other fee in connection with the exchange of certificates.

Accounting Matters

        The reverse stock split will not affect the par value of the Common Stock or the number of authorized shares of Common Stock. As a result, on the effective date of the reverse stock split, the stated capital on the Company's balance sheet will be reduced from its present amount in accordance with the ratio of the reverse stock split, and the additional paid-in capital account will be increased accordingly. The per share net income or loss and net book value per share of the Common Stock will also be increased because there will be fewer shares of Common Stock issued and outstanding. Stockholders' equity will remain the same.

Potential Anti-takeover Effect

        As a result of the reverse stock split, the Company will have a greater number of authorized but unissued shares of Common Stock. The authorized shares could be used for any proper corporate purpose approved by the Board including future financing transactions. This increase could, under certain circumstances, have an anti-takeover effect, such as by, permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. As a result, management of the Company could issue available shares to thwart transactions proposed by third parties, including transactions at an above-market price favored by a majority of independent stockholders. The reverse stock split is not being proposed in response to any effort of which management of the Company is aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a similar plan by management.

        The provisions in the Company's certificate of incorporation permitting the Company to offer "blank check" preferred stock could make it more difficult for a third party to acquire the Company, even if doing so would be beneficial to the Company's stockholders. The Company is also subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders and could inhibit a non-negotiated merger or other business combination.

Certain Federal Income Tax Consequences

        The following discussion summarizing certain federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement, all of which could be repealed, overruled or modified at any time, possibly with retroactive effect. This discussion is for general information only. This discussion is applicable only to stockholders who hold their shares of Common Stock as capital assets. This discussion does not address consequences which may apply to certain stockholders in light of their individual circumstances (such as persons subject to the alternative minimum tax) or to special classes of taxpayers (such as non-resident alien individuals and foreign entities, dealers in securities, insurance companies, and tax-exempt entities). This discussion also does not address any tax consequences of the reverse stock split under state, local or foreign law. Stockholders are urged and expected to consult their own tax advisors as to the particular consequences to them of the reverse stock split

        The Company should not recognize gain or loss as a result of the reverse stock split. No gain or loss should be recognized by a stockholder as a result of the reverse stock split. A stockholder's aggregate adjusted tax basis in shares of Common Stock after the reverse stock split will be the same as such stockholder's aggregate adjusted tax basis in their shares of Common Stock exchanged therefor. The holding period of the Common Stock after the reverse stock split will include the holding period of the Common Stock exchanged therefor.

Appraisal Rights

        Under Delaware law, the Company's stockholders are not entitled to appraisal rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Vote Required for Approval of Proposal

        The affirmative vote of at least a majority of the shares of Common Stock present in person or by Proxy at the meeting is required to approve the Certificate of Amendment to effect the reverse stock split.

        The Board deems the amendment of the Company's Amended and Restated Certificate of Incorporation to be advisable and in the best interests of the Company and its stockholders and unanimously recommends a vote FOR approval thereof. Unless authority to do so is withheld, the person(s) named in the Proxy will vote the shares represented thereby FOR this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of the Common Stock as of February 10, 2004, unless otherwise indicated, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Company's executive officers and (iv) all current directors and executive officers of the Company as a group. The persons and entities named in the table have sole voting and investment power with respect to all such shares owned by them, unless otherwise indicated.

Name of Beneficial Owner or Group(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class (%)
G. Ward Paxton(1)(3)	1,482,013	7.18
T. Joe Head(1)	1,916,460	9.28
J. Fred Bucy, Jr.(4)	53,334	*
James F. Gero	758,450	3.67
Donald M. Johnston(5)	64,761	*
Aaron N. Bawcon(6)	121,468	*
Eric H. Gore(7)	228,663	1.10
Garry L. Hemphill(8)	30,768	*
Ryon W. Packer(9)	104,502	*
Michael L. Paxton(1)(10)	1,084,167	5.24
Gryphon Master Fund, L.P.(1)(11)	1,349,352	6.53
All directors and executive officers as a group (10 persons)(12)	5,844,586	27.58

*
Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)
The addresses of the persons or entities shown in the foregoing table who are beneficial owners of more than 5% of the Common Stock are as follows: G. Ward Paxton, T. Joe Head, and Michael L. Paxton 1101 East Arapaho Road, Richardson, Texas 75081; and Gryphon Master Fund, L.P., 100 Crescent Court, Suite 490, Dallas, Texas 75201.

(2)
Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission in accordance with Rule 13d-3(d)(1). Percentage of beneficial ownership is based on 20,650,425 shares of Common Stock outstanding as of February 10, 2004. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days following February 10, 2004 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)
Includes the equivalent of 20,308 shares held by Mr. Paxton in the Intrusion Stock Fund in the Intrusion 401(k) Savings Plan.

(4)
Includes 39,334 shares that Mr. Bucy may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 10, 2004.

(5)
Includes 39,334 shares that Mr. Johnston may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 10, 2004.

(6)
Includes 121,468 shares that Mr. Bawcom may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 10, 2004.

(7)
Includes 197,668 shares that Mr. Gore may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 10, 2004. Also includes the equivalent of 18,995 shares held by Mr. Gore in the Intrusion Stock Fund in the Intrusion 401(k) Savings Plan.

(8)
Includes 3,334 shares that Mr. Hemphill may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 10, 2004.

(9)
Includes 102,502 shares that Mr. Packer may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 10, 2004.

(10)
Includes 802,500 shares held directly by Mr. Michael Paxton, 32,115 shares held by Mr. Paxton's wife, and 212,885 held by trusts of Mr. Paxton's children. Also includes 36,667 shares that Mr. Paxton may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 10, 2004.

(11)
According to a Schedule 13G filed with the SEC on February 9, 2004, Gryphon Master Fund, L.P., on its behalf and on behalf of Gryphon Partners, L.P., Gryphon Management Partners, L.P., Gryphon Advisors, LLC and E.B. Lyon, IV, has reported that it has shared voting power and shared dispositive power over all of these shares.

(12)
Includes an aggregate of 540,307 shares that may be acquired upon exercise of options of officers and directors that are currently exercisable or will become exercisable within 60 days of February 10, 2004.

STOCKHOLDER PROPOSALS

        Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the stockholders consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2004 Annual Meeting of Stockholders, such proposals must have been received by the Company not later than November 22, 2003. Such proposals should be directed to Intrusion Inc., 1101 East Arapaho Road, Richardson, Texas 75081, Attention: Secretary (telephone: (972) 234-6400; telecopy: (972) 234-1467).

        Pursuant to Rule 14a-4(c) of the Exchange Act of 1934, if a stockholder who intends to present a proposal at the 2004 Annual Meeting of Stockholders does not notify the Company of such proposal on or prior to February 5, 2004, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the annual meeting, even though there is no discussion of the proposal in the 2004 proxy statement.

EXPENSES OF SOLICITATION

        All costs incurred in the solicitation of Proxies for the Meeting will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit Proxies by telephone, telefax or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith. In addition, Mellon Investor Services LLC has been retained by the Company to aid in the solicitation of Proxies and will solicit Proxies by mail, telephone, internet, telefax and personal interview and may request brokerage houses and nominees to forward soliciting material to beneficial owners of Common Stock. For these services, Mellon Investor Services LLC will be paid fees not to exceed approximately $7,500, plus reasonable incidental expenses.

ADDITIONAL INFORMATION AVAILABLE

        Upon the written request of any stockholder, the Company will furnish, without charge, a copy of the Company's 2002 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules thereto. The request should be directed to the Secretary at the Company's offices indicated above.

OTHER BUSINESS

        As of the date of this Proxy Statement, the Board and management are not aware of any other matter, other than those described herein, which will be presented for consideration at the Meeting. Should any other matter requiring a vote of the stockholders properly come before the Meeting or any adjournment thereof, the enclosed Proxy confers upon the persons named in and entitled to vote the shares represented by such Proxy discretionary authority to vote the shares represented by such Proxy in accordance with their best judgment in the interest of the Company on such matters. The persons named in the enclosed Proxy also may, if it is deemed advisable, vote such Proxy to adjourn the Meeting from time to time.

        Please sign, date and return promptly the enclosed Proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States.

                      By Order of the Board of Directors

                      G. WARD PAXTON
                       Chairman, President and Chief Executive Officer

Richardson, Texas
February 19, 2004

APPENDIX A

CERTIFICATE OF
AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
INTRUSION INC.

        Intrusion Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law (the "DGCL"), DOES HEREBY CERTIFY THAT

        FIRST: The undersigned is the duly elected and acting President and Chief Executive Officer of the Corporation.

        SECOND: The name of the Corporation is Intrusion Inc., and the Corporation was originally incorporated pursuant to the DGCL on August 30, 1995 under the name of "Optical Data Systems, Inc."

        THIRD: Article Four of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended by adding the following as new paragraph at the end thereof:

  "Effective on the later to occur of the filing date of this Certificate of Amendment and March 29, 2004 (such date being, the "Effective Date"), all shares of Common Stock of the Corporation that are either issued or outstanding or held as treasury shares (collectively "Existing Common Stock") shall be and hereby are automatically combined and reclassified as follows: each four (4) shares of Existing Common Stock shall be combined and reclassified (the "Reverse Split") as one (1) share of issued and outstanding Common Stock ("New Common Stock"). In the case of any holder of fewer than four (4) shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by four (4), does not result in a whole number (such fractional interest, a "Fractional Share"), such holder shall be issued one whole share of New Common Stock in lieu of the Fractional Share of New Common Stock that such holder would otherwise be entitled to receive as a result of such issuance and, upon such issuance, such whole shares shall be deemed to have been duly authorized, fully paid, validly issued and nonassessable. The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders thereof to receive New Common Stock. For all options issued by the Corporation which are outstanding on the Effective Date, the number of shares into which they are exercisable shall be accordingly reduced and the per share exercise price therefore shall be accordingly increased to account for the Reverse Split. From and after the Effective Date, the term "New Common Stock" as used in this Article Four shall mean Common Stock as provided in this Amended and Restated Certificate of Incorporation.

        FOURTH: The foregoing amendment was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Corporation's Bylaws at a meeting of the Board of Directors of the Corporation.

        FIFTH: At the Meeting of the Stockholders of the Corporation, duly called and held, a majority of the shares of the outstanding Common Stock entitled to vote thereon were voted in favor of the amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

A-1

        SIXTH: This amendment shall be effective on the later to occur of the date this Certificate of Amendment is filed and accepted by the Secretary of State of the State of Delaware and March 29, 2004.

        The undersigned, being the Chief Executive Officer of the Corporation, for purposes of amending its Certificate of Incorporation pursuant to the DGCL, acknowledges that it is his act and deed and that the facts stated herein are true, and has signed this instrument on                        , 2004.

INTRUSION INC.
By:	G. Ward Paxton President and Chief Executive Officer

A-2

PROXY

INTRUSION INC.
1101 East Arapaho Road
Richardson, Texas 75081

Special Meeting of Stockholders—March 18, 2004

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned stockholder(s) of Intrusion Inc., a Delaware corporation (the "Company"), hereby appoints G. Ward Paxton and Michael L. Paxton, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at the Radisson Hotel, Dallas North at Richardson, 1981 North Central Expressway, Richardson, Texas 75080, at 10:00 A.M., Local Time, on Thursday, March 18, 2004, and at any adjournment thereof.

(Continued on reverse side)

This Proxy, when properly executed will be voted as directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

1.
Approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a 4-for-one (4:1) reverse stock split of the Company's common stock.

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as properly may come before the meeting.

                I will ☐                will not ☐                be attending the meeting

YOU ARE REQUESTED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY PROMPTLY. ALL JOINT OWNERS MUST SIGN. PERSONS SIGNING AS EXECUTORS, ADMINISTRATORS, TRUSTEES, CORPORATE OFFICERS, OR IN OTHER REPRESENTATIVE CAPACITIES SHOULD SO INDICATE.

Date:                                                                 , 2004

_________________________________
Signature

_________________________________
Signature

QuickLinks

PROXY STATEMENT for SPECIAL MEETING OF STOCKHOLDERS To be Held March 18, 2004
RECORD DATE AND VOTING SECURITIES
QUORUM AND VOTING
PROPOSAL ONE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A FOUR-FOR-ONE (4:1) REVERSE STOCK SPLIT
Vote Required for Approval of Proposal
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS
EXPENSES OF SOLICITATION
ADDITIONAL INFORMATION AVAILABLE
OTHER BUSINESS
APPENDIX A